Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 75 to the Registration Statement No. 811-01796 on Form N-1A of Fidelity Destiny Portfolios, of our reports each dated November 18, 2004 appearing in the Annual Reports to Shareholders of Fidelity Destiny Portfolios: Destiny I and Destiny II for the year ended September 30, 2004.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
July 7, 2005